Exhibit 99.1

N E W S

October 27, 2004

Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Announces Third Quarter Results

        (INDIANAPOLIS) — First Indiana Corporation today announced a net loss of $1.2 million, or $0.08 per diluted share, for the quarter ended September 30, 2004. This compares with a net loss of $2.4 million, or $0.16 per diluted share for the third quarter of the previous year. For the nine months ended September 30, 2004, First Indiana’s earnings were $9.2 million, or $0.58 per diluted share, compared with $557,000, or $0.04 per diluted share, for the same period in 2003.

        Performance in the third quarter of 2004 was impacted by the following pretax items:

•	$2.2 million loss related to the sale of Somerset

•	$1.2 million in expense related to the implementation of a $4 million cost reduction plan

•	$6.7 million in loan loss provision and OREO charges

        “First Indiana has conducted a thorough review of all business operations during the second and third quarters of 2004. As a result of this process, we are implementing plans to refine our strategic direction. These third quarter actions are consistent with that direction,” said Marni McKinney chairman and chief executive officer. “While implementing these plans has affected our short-term results, in the long-term, they will focus our energies into areas that will give us the biggest opportunities for growth and enhancement of our franchise value.”

        One element of this plan that significantly affected third quarter earnings is the sale on October 25, 2004, of substantially all the assets of Somerset Financial Services, LLC, to Somerset CPAs, P.C. Somerset Financial Services, LLC, is a subsidiary of the corporation and represented a majority of the operations of The Somerset Group, Inc., which was acquired by the corporation in September, 2000. Somerset CPAs was recently formed by a management group from Somerset Financial and has assumed substantially all the liabilities of Somerset Financial. First Indiana received $11.4 million from the transaction, which includes $5.4 million of existing cash at Somerset Financial.

        Somerset Financial was classified as held for sale in the third quarter of 2004 and accordingly its results of operations are reported as discontinued operations. The third quarter loss of $2.5 million from discontinued operations includes a loss of $2.2 million related to the sale. First Indiana anticipates a tax charge of approximately $1.7 million in the fourth quarter as a result of the sale. The transaction also entailed the forfeiture of approximately 217,000 non-vested stock options held by Somerset Financial employees, which will have no accounting impact on First Indiana, except for an anti-dilutive effect on diluted earnings per share. These options have an estimated market value of approximately $1.3 million, utilizing a Black-Scholes valuation method.

Net Interest Margin

        For the third quarter of 2004, net interest margin was 3.69 percent, compared with 3.37 percent for the second quarter of 2004 and 3.62 percent for the third quarter of 2003. As expected, recent rate increases by the Federal Reserve Board are beginning to be reflected in an increase in net interest margin in the third quarter. Net interest margin was 3.52 percent for the nine months ended September 30, 2004, compared with 3.74 percent for the same period in 2003.

Assets and Liabilities

        Loans outstanding were $1.64 billion at September 30, 2004, compared with $1.83 billion one year ago. The decrease in business loans is primarily due to the deliberate and continuing shift in mix of loans in our portfolios to emphasize credits that match the corporation’s targeted risk profile and the reduction of non-performing and under-performing loans. Business loans were $482.9 million at September 30, 2004, compared with $551.4 million one year ago. Consumer loans were down as a result of prepayments and an ongoing strategy to reposition the corporation’s balance sheet. Consumer loans outstanding were $519.5 million at September 30, 2004, compared with $624.3 million one year ago.

        First Indiana Bank, a subsidiary of First Indiana Corporation, announced on September 15, 2004, that it entered into a definitive asset purchase agreement with TierOne Bank in Lincoln, Nebraska, to sell a portion of First Indiana’s active residential construction loan business. The transaction includes approximately $128 million of outstanding residential construction loans against forward commitments of approximately $260 million. The estimated gain on the sale of these loans will be approximately $1 million. The transaction will include First Indiana’s construction loan offices in Phoenix, Arizona; Orlando, Florida; and Charlotte and Raleigh, North Carolina, and is expected to close in the fourth quarter of 2004.

        First Indiana’s average core demand and savings deposits for the third quarter of 2004 increased 7 percent to $920.5 million from $860.6 million for the third quarter of 2003, and included increases in both retail and commercial core deposits. Savings deposits averaged $487.8 million for the third quarter of 2004, compared with $422.0 million for the third quarter of 2003, an increase of 16 percent. The increases are reflective of the corporation’s strong emphasis on developing relationships with business and consumer clients, improving liquidity, and securing low cost funding sources.

Credit Quality

        Newly appointed chief credit officer, David Maraman, led a full internal analysis of the entire loan portfolio during the third quarter. “Based upon this review, we are confident that all existing concerns in our loan portfolio have been considered and have adequate reserves,” said Robert H. Warrington, president and chief operating officer.

        The provision for loan losses was $5.3 million for the third quarter of 2004, compared with $13.5 million for the same period of 2003. The provision for loan losses for the nine months ended September 30, 2004 was $11.6 million, compared with $35.9 million for the same period of 2003. Net loan charge-offs for the third quarter of 2004 were $5.2 million, compared with $2.3 million for the third quarter of 2003.

        Non-performing assets were $28.6 million at September 30, 2004, compared with $33.8 million at June 30, 2004, and $45.6 million at September 30, 2003. Non-performing business loans were $15.9 million at September 30, 2004, compared with $10.9 million at June 30, 2004. The increase is the result of moving a closely monitored relationship into non-accrual status in the third quarter of this year. Non-performing consumer loans were down 58 percent from the second quarter of 2004. This decrease, along with a reduction in non-performing residential mortgage loans, is largely due to the sale of $8 million in non-performing assets in the third quarter of 2004 following an analysis of the consumer loan portfolio.

        Allowance for loan losses to loans at the end of the third quarter was 3.19 percent, compared with 3.07 percent at the end of the second quarter of 2004 and 3.15 percent at the end of the third quarter of 2003. The ratio of allowance for loan losses to non-performing loans at September 30, 2004, was 218 percent, compared with 204 percent at the end of the second quarter of 2004 and 138 percent at the end of the third quarter of 2003.

Non-Interest Income

        Non-interest income for the third quarter of 2004 was $9.8 million, compared with $10.3 million for the same period last year. For the nine months ended September 30, 2004, non-interest income was $31.4 million, compared with $29.5 million for the same period in 2003. Consumer finance revenue was down modestly due to a decline in origination volumes. This revenue totaled $2.7 million for the third quarter of 2004, compared with $2.9 million for the same period in 2003.

Non-Interest Expense

        Non-interest expense was $20.4 million for the third quarter of 2004, compared with $18.6 million for the same period in 2003. Of the $20.4 million non-interest expense, $1.2 million was associated with the expense reduction plan announced September 17, 2004, and $1.1 million was associated with the write-down of a group of OREO properties.

        The expense reduction plan is expected to decrease operating expenses and improve pretax earnings approximately $4 million, annually. This improvement will be realized throughout many areas, and includes personnel reductions, operations consolidation, and other activities, all focused on improving operational efficiency. Implementation of this plan resulted in third quarter charges of $900,000 in one-time severance expense and $300,000 in contract termination costs.

Conference Call

        The corporation will host a conference call to discuss third quarter financial results on Thursday, October 28, at 8:00 a.m. EST (Indianapolis time.) To participate, please call (800) 278-9857 and ask for First Indiana third quarter earnings. A replay of the call will be available from 11:00 a.m. EST October 28, through midnight, November 4. To hear the replay, call (800) 642-1687 and use conference ID: 9881271.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. First Indiana also originates consumer loans in 47 states through a national independent agent network. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

        This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. Forward looking statements by their nature are subject to assumptions, risks, and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: changes in interest rates; failure of the Indiana and/or national economies to continue to improve, which could materially impact credit quality and the ability to generate acceptable loans; declines or disruptions in the stock or bond markets; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; inaccurate or erroneous assumptions made in connection with various modeling techniques; the retention of key employees and customers; the volatility of the price of First Indiana stock, which could materially impact the market value of the non-vested stock options subject to forfeiture in connection with the Somerset transaction; a significant decrease in the balances and/or quality of the loans being sold to TierOne Bank, which could significantly impact the closing of the sale of those loans and the amount of any gain from the sale; new legal obligations or restrictions; and changes in accounting, tax, or regulatory practices or requirements. For additional information about the factors that affect First Indiana’s business, please see the company’s Form 10-K and other periodic filings with the Securities and Exchange Commission. First Indiana undertakes no duty to update forward-looking statements.

Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
Net Interest Income	$17,769	$18,779	$52,522	$58,570
Provision for Loan Losses	5,300	13,548	11,550	35,876
Non-Interest Income	9,847	10,263	31,408	29,486
Non-Interest Expense	20,379	18,642	55,811	52,663
Earnings (Loss) from Continuing Operations, Net of Taxes	1,307	(2,122)	10,626	(226)
Earnings (Loss) from Discontinued Operations, Net of Taxes	(2,526)	(326)	(1,436)	783
Net Earnings (Loss), Net of Taxes	(1,219)	(2,448)	9,190	557
Basic Earnings (Loss) Per Share
Earnings (Loss) from Continuing Operations, Net of Taxes	$0.08	$(0.14)	$0.68	$(0.01)
Earnings (Loss) from Discontinued Operations, Net of Taxes	(0.16)	(0.02)	(0.09)	0.05

Net Earnings (Loss), Net of Taxes	$(0.08)	$(0.16)	$0.59	$0.04

Diluted Earnings (Loss) Per Share
Earnings (Loss) from Continuing Operations, Net of Taxes	$0.08	$(0.14)	$0.67	$(0.01)
Earnings (Loss) from Discontinued Operations, Net of Taxes	(0.16)	(0.02)	(0.09)	0.05

Net Earnings (Loss), Net of Taxes	$(0.08)	$(0.16)	$0.58	$0.04

Dividends Per Share	$0.165	$0.165	$0.495	$0.495
Net Interest Margin	3.69%	3.62%	3.52%	3.74%
Efficiency Ratio (1)	73.79	64.19	66.50	59.81
Annualized Return on Average Assets	(0.24)	(0.44)	0.58	0.03
Annualized Return on Average Equity	(2.27)	(4.43)	5.77	0.33
Average Shares Outstanding	15,638,446	15,590,021	15,627,885	15,567,949
Average Diluted Shares Outstanding	15,638,446	15,590,021	15,808,056	15,709,462

	At September 30
	2004	2003
Assets	$2,033,779	$2,206,036
Loans	1,644,604	1,825,308
Deposits	1,448,944	1,517,606
Shareholders’ Equity	209,420	210,745
Shareholders’ Equity/Assets	10.30%	9.55%
Shareholders’ Equity Per Share	$13.39	$13.51
Market Closing Price	20.10	18.51
Shares Outstanding	15,636,856	15,596,658

(1) Based on continuing operations.

Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

	September 30 2004	June 30 2004	September 30 2003
Assets
Cash	$58,268	$53,981	$63,109
Interest-Bearing Due from Banks	21,267	54,495	7,346
Securities Available for Sale	213,388	216,213	209,489
Other Investments	25,772	25,509	24,596
Loans
Business	482,881	506,353	551,399
Consumer	519,535	542,946	624,287
Residential Mortgage	277,215	295,914	289,034
Single-Family Construction	185,448	183,788	196,728
Commercial Real Estate	179,525	176,283	163,860

Total Loans	1,644,604	1,705,284	1,825,308
Allowance for Loan Losses	(52,511)	(52,432)	(57,498)

Net Loans	1,592,093	1,652,852	1,767,810
Premises and Equipment	24,083	23,989	24,911
Accrued Interest Receivable	8,427	8,403	9,072
Loan Servicing Rights	5,049	5,673	7,913
Goodwill	30,682	30,682	30,647
Other Intangible Assets	4,082	4,262	4,805
Assets of Discontinued Operations	7,606	9,847	9,729
Other Assets	43,060	49,046	46,609

Total Assets	$2,033,779	$2,134,952	$2,206,036

Liabilities
Non-Interest-Bearing Deposits	$291,875	$291,653	$231,649
Interest-Bearing Deposits
Demand Deposits	180,532	180,839	223,055
Savings Deposits	472,453	510,566	407,217
Certificates of Deposit	504,084	519,659	655,685

Total Interest-Bearing Deposits	1,157,069	1,211,064	1,285,957

Total Deposits	1,448,944	1,502,717	1,517,606
Short-Term Borrowings	152,185	121,225	156,912
Federal Home Loan Bank Advances	143,309	218,325	256,511
Subordinated Notes	46,627	46,596	24,345
Accrued Interest Payable	2,369	2,152	1,962
Advances by Borrowers for Taxes and Insurance	2,693	1,026	3,467
Liabilities of Discontinued Operations	1,653	3,223	2,330
Other Liabilities	26,579	27,730	32,158

Total Liabilities	1,824,359	1,922,994	1,995,291

Shareholders’ Equity
Common Stock	176	176	175
Capital Surplus	48,292	48,270	46,402
Retained Earnings	186,823	190,502	185,306
Accumulated Other Comprehensive Income (Loss)	(780)	(2,010)	2,593
Treasury Stock at Cost	(25,091)	(24,980)	(23,731)

Total Shareholders’ Equity	209,420	211,958	210,745

Total Liabilities and Shareholders’ Equity	$2,033,779	$2,134,952	$2,206,036

Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Interest Income
Interest-Bearing Due from Banks	$14	$14	$161	$43
Federal Funds Sold	—	—	—	3
Securities Available for Sale	1,900	1,985	6,012	5,905
Dividends on Other Investments	301	277	883	931
Loans	23,377	25,375	69,729	80,450

Total Interest Income	25,592	27,651	76,785	87,332
Interest Expense
Deposits	4,821	5,796	15,385	19,636
Short-Term Borrowings	417	313	998	1,085
Federal Home Loan Bank Advances	1,738	2,348	5,354	7,167
Subordinated Notes	847	415	2,526	874

Total Interest Expense	7,823	8,872	24,263	28,762

Net Interest Income	17,769	18,779	52,522	58,570
Provision for Loan Losses	5,300	13,548	11,550	35,876

Net Interest Income After Provision for Loan Losses	12,469	5,231	40,972	22,694
Non-Interest Income
Deposit Charges	4,470	4,388	13,086	12,710
Loan Servicing Income (Expense)	(174)	(55)	111	(320)
Loan Fees	887	785	2,351	2,004
Trust Fees	898	777	2,651	2,212
Investment Product Sales Commissions	374	473	1,559	1,307
Sale of Loans	2,663	2,865	8,506	8,233
Sale of Investment Securities	—	—	280	7
Other	729	1,030	2,864	3,333

Total Non-Interest Income	9,847	10,263	31,408	29,486
Non-Interest Expense
Salaries and Benefits	11,120	10,645	31,806	29,880
Net Occupancy	1,008	975	3,042	3,009
Equipment	1,533	1,471	4,560	4,613
Professional Services	1,468	1,588	3,764	4,007
Marketing	547	643	1,641	1,826
Telephone, Supplies, and Postage	915	921	2,616	2,774
Other Intangible Asset Amortization	180	184	539	552
OREO Expenses	1,400	131	1,271	315
Other	2,208	2,084	6,572	5,687

Total Non-Interest Expense	20,379	18,642	55,811	52,663

Earnings (Loss) from Continuing Operations	1,937	(3,148)	16,569	(483)
Income Taxes (Benefit)	630	(1,026)	5,943	(257)

Earnings (Loss) from Continuing Operations, Net of Taxes	1,307	(2,122)	10,626	(226)
Discontinued Operations
Earnings (Loss) from Discontinued Operations	(2,713)	(501)	(936)	1,330
Income Taxes (Benefit)	(187)	(175)	500	547

Earnings (Loss) from Discontinued Operations, Net of Taxes	(2,526)	(326)	(1,436)	783

Net Earnings (Loss)	$(1,219)	$(2,448)	$9,190	$557

Basic Earnings (Loss) Per Share
Earnings (Loss) from Continuing Operations, Net of Taxes	$0.08	$(0.14)	$0.68	$(0.01)
Earnings (Loss) from Discontinued Operations, Net of Taxes	(0.16)	(0.02)	(0.09)	0.05

Net Earnings (Loss)	$(0.08)	$(0.16)	$0.59	$0.04

Diluted Earnings (Loss) Per Share
Earnings (Loss) from Continuing Operations, Net of Taxes	$0.08	$(0.14)	$0.67	$(0.01)
Earnings (Loss) from Discontinued Operations, Net of Taxes	(0.16)	(0.02)	(0.09)	0.05

Net Earnings (Loss)	$(0.08)	$(0.16)	$0.58	$0.04

Dividends Per Common Share	$0.165	$0.165	$0.495	$0.495

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	September 30, 2004			September 30, 2003
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Assets
Interest-Bearing Due from Banks	$4,319	$14	1.32%	$4,844	$14	1.12%
Federal Funds Sold	—	—	—	96	—	—
Securities Available for Sale	216,169	1,900	3.52	185,254	1,985	4.29
Other Investments	25,712	301	4.68	24,529	277	4.53
Loans
Business	492,756	6,466	5.22	565,204	7,070	4.96
Consumer	536,646	8,290	6.18	633,053	10,201	6.42
Residential Mortgage	286,504	3,393	4.74	290,705	3,685	5.07
Single-Family Construction	188,452	2,437	5.15	199,421	2,218	4.41
Commercial Real Estate	173,525	2,791	6.40	165,932	2,201	5.28

Total Loans	1,677,883	23,377	5.56	1,854,315	25,375	5.45

Total Earning Assets	1,924,083	25,592	5.31	2,069,038	27,651	5.32
Other Assets	125,571			141,920

Total Assets	$2,049,654			$2,210,958

Liabilities and Shareholders’ Equity
Interest-Bearing Deposits
Demand Deposits	$183,903	$158	0.34%	$220,487	$254	0.46%
Savings Deposits	487,772	1,097	0.89	422,011	679	0.64
Certificates of Deposit	508,428	3,566	2.79	675,267	4,863	2.86

Total Interest-Bearing Deposits	1,180,103	4,821	1.63	1,317,765	5,796	1.75
Short-Term Borrowings	131,871	417	1.26	130,170	313	0.95
Federal Home Loan Bank Advances	192,395	1,738	3.59	261,203	2,348	3.57
Subordinated Notes	46,616	847	7.27	24,336	415	6.82

Total Interest-Bearing Liabilities	1,550,985	7,823	2.01	1,733,474	8,872	2.03
Non-Interest-Bearing Demand Deposits	248,908			218,144
Other Liabilities	35,958			40,230
Shareholders’ Equity	213,803			219,110

Total Liabilities and Shareholders’ Equity	$2,049,654			$2,210,958

Net Interest Income/Spread		$17,769	3.30%		$18,779	3.29%

Net Interest Margin			3.69%			3.62%

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2004			September 30, 2003
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Assets
Interest-Bearing Due from Banks	$19,807	$161	1.09%	$4,533	$43	1.26%
Federal Funds Sold	—	—	—	298	3	1.17
Securities Available for Sale	215,809	6,012	3.71	166,465	5,905	4.73
Other Investments	25,440	883	4.63	23,982	931	5.18
Loans
Business	497,053	18,685	5.02	573,142	21,911	5.11
Consumer	566,084	25,933	6.11	659,445	32,726	6.62
Residential Mortgage	302,490	10,846	4.78	296,960	12,000	5.39
Single-Family Construction	188,201	6,715	4.77	205,546	7,133	4.64
Commercial Real Estate	177,159	7,550	5.69	159,912	6,680	5.58

Total Loans	1,730,987	69,729	5.38	1,895,005	80,450	5.67

Total Earning Assets	1,992,043	76,785	5.14	2,090,283	87,332	5.58
Other Assets	123,044			137,423

Total Assets	$2,115,087			$2,227,706

Liabilities and Shareholders’ Equity
Interest-Bearing Deposits
Demand Deposits	$184,620	$473	0.34%	$205,552	$851	0.55%
Savings Deposits	472,920	2,703	0.76	429,275	2,467	0.77
Certificates of Deposit	590,035	12,209	2.76	705,745	16,318	3.09

Total Interest-Bearing Deposits	1,247,575	15,385	1.65	1,340,572	19,636	1.96
Short-Term Borrowings	126,515	998	1.05	134,318	1,085	1.08
Federal Home Loan Bank Advances	207,907	5,354	3.44	267,698	7,167	3.58
Subordinated Notes	46,585	2,526	7.23	16,499	874	7.10

Total Interest-Bearing Liabilities	1,628,582	24,263	1.99	1,759,087	28,762	2.19
Non-Interest-Bearing Demand Deposits	238,488			205,272
Other Liabilities	35,101			40,392
Shareholders’ Equity	212,916			222,955

Total Liabilities and Shareholders’ Equity	$2,115,087			$2,227,706

Net Interest Income/Spread		$52,522	3.15%		$58,570	3.39%

Net Interest Margin			3.52%			3.74%

Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Allowance for Loan Losses at Beginning of Period	$52,432	$46,247	$53,197	$44,469
Charge-Offs
Business	1,946	1,298	9,769	17,934
Consumer	1,313	1,479	3,767	4,264
Residential Mortgage	135	40	190	150
Single-Family Construction	1,923	—	1,923	3,923
Commercial Real Estate	630	—	630	22

Total Charge-Offs	5,947	2,817	16,279	26,293
Recoveries
Business	526	42	3,440	681
Consumer	200	351	541	771
Residential Mortgage	—	—	—	7
Single-Family Construction	—	93	62	244
Commercial Real Estate	—	34	—	34

Total Recoveries	726	520	4,043	1,737

Net Charge-Offs	5,221	2,297	12,236	24,556
Provision for Loan Losses	5,300	13,548	11,550	35,876
Allowance Related to Bank Acquired	—	—	—	1,709

Allowance for Loan Losses at End of Period	$52,511	$57,498	$52,511	$57,498

Net Charge-Offs to Average Loans (Annualized)	1.24%	0.49%	0.94%	1.73%
Allowance for Loan Losses to Loans at End of Period	3.19	3.15
Allowance for Loan Losses to Non-Performing Loans at End of Period
	218.16	137.97

Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

	September 30, 2004	June 30, 2004	September 30, 2003

Non-Performing Loans
Non-Accrual Loans
Business	$15,854	$10,712	$13,659
Consumer	1,988	7,515	7,654
Residential Mortgage	144	1,990	2,481
Single-Family Construction	180	789	9,296
Commercial Real Estate	1,184	3,016	5,150

Total Non-Accrual Loans	19,350	24,022	38,240

Accruing Loans Past Due 90 Days or More
Business	—	178	1,178
Consumer	1,803	1,459	1,847
Commercial Real Estate	2,917	—	—
Single-Family Construction	—	—	408

Total Accruing Loans Past Due 90 Days or More	4,720	1,637	3,433

Total Non-Performing Loans	24,070	25,659	41,673
Foreclosed Assets	4,495	8,182	3,877

Total Non-Performing Assets	$28,565	$33,841	$45,550

Non-Performing Loans to Loans at End of Period	1.46%	1.50%	2.28%
Non-Performing Assets to Loans
and Foreclosed Assets at End of Period	1.73	1.98	2.49